Exhibit 99.1

Catalyst Health Solutions Reports

First Quarter Financial Results

Revenue Increases 35% to $1.1 Billion

ROCKVILLE, MD, May 4, 2011 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI) announced its financial results for the first quarter ended March 31, 2011. The Company reported quarterly revenue of $1.1 billion and net income of $20.3 million, or $0.45 per diluted share. Adjusted earnings per diluted share in the first quarter increased to $0.52 as compared $0.41 in the prior year.

“We are pleased with the Company’s financial performance,” stated David T. Blair, Chief Executive Officer of Catalyst. “The Company delivered meaningful earnings growth while executing on significant strategic initiatives. Most notably, during the quarter the Company announced an agreement to acquire Walgreens’ pharmacy benefit management (PBM) subsidiary, Walgreens Health Initiatives, Inc. (WHI).”

WHI is a full-service PBM providing services to employer groups, health plans, Medicare clients and individual consumers nationwide. With the addition of WHI, Catalyst’s PBM membership will increase from approximately 7 million individuals to over 18 million members, while annual prescription volume will expand from approximately 80 million to over 165 million. Transition teams have been established to identify and integrate best practices from both companies and deliver the strategic and financial benefits of this transaction.

The acquisition of WHI is expected to close in the second quarter of 2011. The Company will fund the acquisition with a combination of amounts available under its credit facility and cash on hand. Excluding the financial impact from the acquisition of WHI and subsequent equity offering, management confirms that the Company is on track to achieve its previously stated 2011 financial guidance. After the WHI transaction closes, the Company will update its 2011 financial guidance which will include estimated revenue and earnings contributions from WHI as well as the expected timing and scope of upfront integration and transactional expenses.

In the first quarter of 2011, expenses relating to the WHI transaction were approximately $1.5 million and this expenditure was excluded from the adjusted earnings per diluted share as detailed in the attached reconciliation table. Management believes that this non-GAAP financial measure provides useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results.

First Quarter Results

Revenue for the first quarter increased by $289.4 million, or 34.8%, to $1.1 billion from $832.3 million in the prior year’s comparable quarter. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed in the first quarter increased to 20.8 million from 16.1 million for the same period in 2010. The increase in prescription volume was primarily due to the addition of new clients, the growth of existing clients and the acquisition of FutureScripts. Generic utilization increased to 74% from 70% in the first quarter of 2010.

Gross profit for the first quarter increased $11.0 million to $61.6 million, compared to $50.6 million in the first quarter of the prior year, a 21.6% increase. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, the contribution of performance management fees, higher formulary compliance, and improved contract performance related to drug manufacturer rebates and pharmacy reimbursements.

First quarter operating income increased $5.7 million to $34.1 million from $28.4 million in the first quarter of 2010. The increase in operating income was primarily due to the increase in gross profit, offset by a $5.3 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employees, facilities and vendor costs to serve and implement new clients. Additional increases in these expenses reflect the consolidation of the operating expenses from the Company’s recent acquisitions as well as their integration.

Net income for the first quarter of 2011 was $20.3 million, or $0.45 per diluted share, compared to the prior year’s net income of $17.4 million, or $0.39 per diluted share. As shown in the attached table, adjusted earnings per diluted share for the first quarter of 2011 was $0.52 compared to the prior year’s adjusted earnings per diluted share of $0.41, or a 27% increase.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Catalyst Health Solutions, Inc. financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Catalyst’s management believes providing investors with this information give additional insights into its results of operations. While Catalyst’s management believes that these non-GAAP financial measures are useful in evaluating its operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc., the fastest growing national PBM in the U.S., is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager (PBM) serving more than 7 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of PBM services to the hospice industry; FutureScripts, LLC, a full-service PBM serving approximately one million lives in the mid-Atlantic region, and Immediate Pharmaceutical Services, Inc., a fully integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2010, under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K, our Forms 10-Q, and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Source: Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc.

Hai Tran, Chief Financial Officer

301-548-2900

htran@chsi.com

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2011	2010
Revenue (excludes member co-payments of $320,909 and $254,203 for the three months ended March 31, 2011 and 2010, respectively)	$1,121,733	$832,312

Direct expenses	1,060,144	781,665
Selling, general and administrative expenses	27,518	22,209

Total operating expenses	1,087,662	803,874

Operating income	34,071	28,438
Interest and other income	65	71
Interest expense	(1,188)	(228)

Income before income taxes	32,948	28,281
Income tax expense	12,652	10,860

Net income	$20,296	$17,421

Net income per share, basic	$0.46	$0.40
Net income per share, diluted	$0.45	$0.39
Weighted average shares of common stock outstanding, basic	44,152	43,622
Weighted average shares of common stock outstanding, diluted	44,724	44,415

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended March 31,
	2011	2010
Retail prescriptions	19,848	15,445
Total mail prescriptions	950	700

Total prescriptions	20,798	16,145
Total adjusted prescriptions(1)	22,698	17,545

Adjusted mail order penetration %(2)	13%	12%
Generic utilization %	74%	70%

Gross profit	$61,589	$50,647
Operating income	34,071	28,438
Depreciation & amortization	5,942	3,113

(1)

Adjusted prescription volume equals the number of mail-order prescriptions multiplied by 3, plus retail prescriptions. Mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.

(2)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

Adjusted Earnings Per Share Reconciliation

(Unaudited)

We are providing diluted earnings per share excluding the impact of certain non-recurring items and acquisition related intangible amortization in order to compare our underlying financial performance to prior periods. Catalyst’s management believes that this non-GAAP financial measure provides useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results.

	For the three months ended March 31,
	2011	2010
GAAP diluted earnings per share	$0.45	$0.39

Adjustment for non-recurring items:
WHI transaction related costs (1)	0.02	—

Adjustment for amortization of:
FutureScripts related intangible assets (2)	0.03	—
All other acquisition related intangible assets (3)	0.02	0.02

Diluted earnings per share, as adjusted	$0.52	$0.41

(1)	This adjustment represents the per share effect of the transaction related costs directly related to the pending acquisition of Walgreens Health Initiatives, Inc. (“WHI”) and is primarily comprised of professional fees of $1.5 million ($0.9 million net of tax) incurred in the three months ended March 31, 2011 and included in selling, general and administrative expense.
(2)	This adjustment represents the per share effect of the FutureScripts related intangible amortization. Intangible amortization of $144 thousand ($89 thousand net of tax) is included in selling, general and administrative expense for the three months ended March 31, 2011. Intangible amortization of $1.8 million ($1.1 million net of tax) is included as a reduction of revenue for the three months ended March 31, 2011.
(3)	This adjustment represents the per share effect of all other acquisition related intangible amortization. Intangible amortization of $1.4 million ($0.9 million net of tax) and $1.2 million ($0.8 million net of tax) is included in selling, general and administrative expense for the three months ended March 31, 2011 and 2010, respectively.

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